The information in this Preliminary Prospectus Supplement is not complete and may be changed. This Preliminary Prospectus Supplement and the accompanying Prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated October , 2008	Filed pursuant to Rule 424(b)(5)

Preliminary Prospectus Supplement	Registration No. 333-146960
(To prospectus dated October 26, 2007)
National Rural Utilities
Cooperative Finance Corporation
$               % Collateral Trust Bonds due

This is an offering by National Rural Utilities Cooperative Finance Corporation (“National Rural”) of $           of its     % collateral trust bonds due      (the “bonds”).

Interest on the bonds will accrue from the date of original issuance and is payable on           and            of each year commencing on          .

National Rural may redeem the bonds in whole or in part at any time at the “make-whole” redemption price described on page S-4 of this prospectus supplement.

The bonds are being offered in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

None of the United States Securities and Exchange Commission, any state securities commission or any foreign governmental agency has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Bond		Total

Public offering price		%	$
Underwriting discount		%	$
Proceeds, before expenses, to National Rural		%	$

The underwriters expect to deliver the bonds in book-entry form only through the facilities of The Depository Trust Company on or about          , 2008.

Joint Book-Running Managers

Deutsche Bank Securities	J.P. Morgan	Merrill Lynch & Co.

RBS Greenwich Capital

Co-Managers

KeyBanc Capital Markets	Lazard Capital Markets	Mizuho Securities USA Inc.

SunTrust Robinson Humphrey	U.S. Bancorp Investments, Inc.

October   , 2008

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement. We are not, and the underwriters are not, making an offer of these bonds in any state or other jurisdiction where such an offer is not permitted.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the bonds in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

In addition to using our full name, we also refer to our company as “National Rural”. References in this prospectus supplement to “$” and “dollars” are to the currency of the United States.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” into this prospectus supplement information we have filed with the SEC. This permits us to disclose important information to you by referring to these filed documents. The information incorporated by reference is an important part of this prospectus supplement, and the information we file subsequently with the SEC will automatically update and supersede the information in this prospectus supplement. Absent unusual circumstances, we will have no obligation to amend this prospectus supplement, other than filing subsequent information with the SEC. The historical and future information that is incorporated by reference in this prospectus supplement is considered to be part of this prospectus supplement. The information included elsewhere in the prospectus and this prospectus supplement, and the following information incorporated by reference is considered to be part of the prospectus and this prospectus supplement:

•	Annual Report on Form 10-K for the year ended May 31, 2008 (filed August 29, 2008);

•	Quarterly Report on Form 10-Q for the quarter ended August 31, 2008 (filed October 14, 2008); and

•	Current Reports on Form 8-K, dated May 30, 2008 (filed June 3, 2008), June 23, 2008 (filed June 30, 2008), September 15, 2008 (filed September 17, 2008), September 16, 2008 (filed September 17, 2008), September 19, 2008 (filed September 19, 2008) and October 21, 2008 (filed October 22, 2008).

National Rural also incorporates by reference all additional documents that it may file with the SEC under the Securities Exchange Act of 1934 between the date of this prospectus supplement and the termination of the offering of the bonds. However, National Rural is not incorporating any document or information that is deemed to be furnished and not filed in accordance with SEC rules.

You may obtain a copy of these filings from the SEC’s website at www.sec.gov or request a copy of these filings from National Rural at the address provided in the accompanying prospectus under “Incorporation by Reference.”

See also “Where You Can Find More Information” on page 2 of the accompanying prospectus.

USE OF PROCEEDS

The net proceeds from the sale of the bonds offered hereby are estimated to be $          . The proceeds will be used by National Rural for general corporate purposes, including the repayment of short-term debt, primarily commercial paper.

RECENT DEVELOPMENTS

As discussed in the Company’s Report on Form 10-Q for the Period ended August 31, 2008 (the “First Quarter 10-Q”), the turmoil in the credit markets has had an effect on the Company’s ability to raise debt and the cost of such debt. The ability of companies to raise short-term debt (commercial paper) has been hampered by the credit crunch resulting from the overall economic environment. While the Company has been able to meet its funding needs, the debt issued since August 31, 2008 has been at a higher cost and, in many instances, the debt raised has had a shorter tenor than anticipated.

The Company is taking several actions to insure that it can meet its needs and to achieve the best financing terms possible. On October 7, 2008, the Federal Reserve Board announced the creation of the Commercial Paper Funding Facility (“CPFF”) to provide a liquidity backstop to U.S. issuers of commercial paper through a special purpose vehicle that will purchase commercial paper directly from eligible issuers. On October 21, 2008, the Company received notification that it has been approved to participate in the CPFF beginning October 27, 2008 in an amount of up to $3.083 billion. The CPFF will provide a further means, in addition to the Company’s existing revolving credit facilities, to refinance commercial paper and fund the Company’s operations in the near term in the event access to the commercial paper markets continues to be difficult. The Company has $3.4 billion in revolving credit facilities (net of a $239 million portion from Lehman Brothers Bank FSB which the Company does not believe will be available). As previously disclosed, the Company has drawn $418 million under such facilities.

The Company has a total of $1.4 billion of debt scheduled to mature through May 31, 2009, with approximately $0.8 billion due by December 31, 2008. In addition, there is approximately $1.5 billion scheduled to mature during the quarter ended August 31, 2009. As discussed in the First Quarter 10-Q, the Company may also be required to purchase additional tax-exempt bonds issued by its members pursuant to its role as liquidity provider. The Company also has unfunded commitments to lend of $13.6 billion at August 31, 2008, but the amount of such unfunded commitments has remained fairly constant over the years and the Company has no reason to expect any material deviation from historical experience. In addition, the loan pricing is based on the Company’s cost at the time the advances are made. The Company is currently exploring additional sources of financing to insure that, if the credit crunch continues and access to the credit markets remains difficult, it has adequate arrangements on the best possible terms to meet such needs.

DESCRIPTION OF THE BONDS

General

The bonds will be issued under an indenture dated as of October 25, 2007 (the “indenture”) between National Rural and U.S. Bank National Association, as trustee (the “trustee”). The bonds will be direct obligations of National Rural secured by the pledge of eligible mortgage notes of distribution system members, cash and certain permitted investments. See also “— Security” on page S-5 as well as “Description of the Collateral Trust Bonds — Security” beginning on page 7 of the accompanying prospectus for more information on the mortgage notes.

Interest on the Bonds

The bonds will mature on          . The bonds will bear interest from the date of original issuance at the rate stated on the cover page of this prospectus supplement. Interest on the bonds will be payable on           and           of each year commencing on          , 2009 to the persons in whose names such bonds are registered at the close of business on the fifteenth calendar day preceding the payment date, or if not a business day, the next succeeding business day. Interest on the bonds will accrue from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the relevant interest payment date, date of redemption or the date of maturity, as the case may be. Interest on the bonds will be computed on the basis of a 360-day year of twelve 30-day months.

If any of the interest payment dates or the maturity date falls on a day that is not a business day, National Rural will postpone the payment of interest or principal to the next succeeding business day, but the payment made on such dates will be treated as being made on the date payment was first due and the holders of the bonds will not be entitled to any further interest or other payments with respect to such postponements. The term “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the Borough of Manhattan, City and State of New York are authorized by law to close.

“Make-Whole” Redemption of the Bonds

National Rural may redeem the bonds at any time, in whole or in part, at a “make-whole” redemption price equal to the greater of (1) the principal amount being redeemed or (2) the sum of the present values of the remaining scheduled payments of the principal and interest (other than accrued interest) on the bonds being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points for the bonds, plus in each case accrued interest to the redemption date.

“Treasury Rate” means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the bonds being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such bonds.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with National Rural.

“Comparable Treasury Price” means, for any redemption date, (1) the average of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if that release (or any successor release) is not published or does not contain those prices on that business day, (A) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations for that redemption date, or (B) if we obtain fewer than four Reference Treasury Dealer Quotations, the average of all the Reference Treasury Dealer Quotations obtained.

“Reference Treasury Dealer Quotations” means, for each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m. New York City time on the third business day preceding the redemption date for the bonds being redeemed.

“Reference Treasury Dealer” means (1) each of Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Greenwich Capital Markets, Inc. and their respective successors; provided, however, that if any of them ceases to be a primary U.S. Government securities dealer in the United States, National Rural will appoint another primary U.S. Government securities dealer as a substitute and (2) any other U.S. Government securities dealers selected by National Rural.

If National Rural elects to redeem less than all of the bonds, and such bonds are at the time represented by a global security, then the depositary will select by lot the particular interest to be redeemed. If National Rural elects to redeem less than all of the bonds, and such bonds are not represented by a global security, then the trustee will select the particular bonds to be redeemed in a manner it deems appropriate and fair.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of the bonds to be redeemed. Unless National Rural defaults in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on such bonds or the portions called for redemption.

Ranking

Except as to security, the bonds will rank on a parity with all other senior obligations of National Rural, other than debt with statutory priority.

Security

The bonds will be secured under the indenture, equally with collateral trust bonds which may be subsequently issued under the indenture, by the pledge with the trustee of eligible collateral having an “allowable amount” (as defined in the indenture) at least equal to the aggregate principal amount of bonds outstanding. The indenture provides that collateral will consist of mortgage notes of distribution system members, cash and permitted investments. A distribution system member is a member of National Rural that derives at least 50% of gross operating revenues from sales of electricity to consumers. The principal amount of collateral on deposit with the trustee must be at least equal to the aggregate principal amount of collateral trust bonds outstanding. On August 31, 2008, there was a total of $2,534 million of eligible mortgage notes pledged under the indenture with the trustee, against which $2,000 million of collateral trust bonds (not including the bonds offered hereby) had been issued. Under the mortgages held as collateral, National Rural generally has a lien on all assets and future revenues of the subject distribution system. To be eligible for pledging, a distribution system must maintain an equity ratio of at least 20% and an average coverage ratio of at least 1.35. The principal amount of mortgage notes pledged for any one borrower may not exceed 10% of the total principal amount of mortgage notes pledged. National Rural discloses the principal amount of collateral on deposit and aggregate principal amount of bonds outstanding in each of its Form 10-Q and Form 10-K filings with the SEC. Any cash held by the trustee as collateral shall upon National Rural’s request be invested until required to be paid out under the provisions of the indenture.

National Rural has previously issued collateral trust bonds under indentures dated as of February 15, 1994 and December 1, 1972, each between National Rural and U.S. Bank National Association, as successor trustee. The collateral under those indentures secures only those bonds, and will not secure bonds issued hereby.

The following are permitted investments under the indenture:

•	certain obligations of or guaranteed by the United States and of agencies of the United States for which the full faith and credit of the obligor shall be pledged and which mature (except in the case of obligations guaranteed by the Rural Utilities Service (“RUS”)) not more than two years after purchase,

•	certificates of deposit or time deposits of any bank or trust company having at least $500,000,000 of capital and surplus and maturing not more than two years after purchase,

•	commercial paper of bank holding companies or other corporate issuers other than National Rural generally rated in the highest category by at least two nationally recognized statistical rating agencies and maturing not more than one year after purchase, and

•	obligations of any state or municipality, or subdivision or agency of either thereof, which shall mature not more than two years after the purchase thereof and are rated AA (or equivalent) or better by at least two nationally recognized statistical rating organizations or having a comparable rating in the event of any future change in the rating system of such agencies.

For additional information, please see “Description of Collateral Trust Bonds — Security” beginning on page 7 of the accompanying prospectus.

Further Issues

National Rural may, without the consent of the then existing holders of the bonds, “re-open” the series and issue additional bonds, which additional bonds will have the same terms as the bonds issued hereby except for the issue price, issue date and under some circumstances, the first interest payment date. National Rural will not issue any additional bonds unless the additional bonds will be fungible with the bonds issued hereby for U.S. Federal income tax expenses.

Book-Entry, Delivery and Form

The bonds will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depository Trust Company (“DTC”), New York, New York, and registered in the name of Cede & Co. (DTC’s partnership nominee). Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the Financial

Industry Regulatory Authority (“FINRA”). Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Individual certificates in respect of the bonds will not be issued in exchange for the global securities, except in limited circumstances. National Rural will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in such bonds represented by global securities upon delivery of such global securities for cancelation if (1) National Rural decides to discontinue use of the book-entry system; (2) in the event of an event of default under the indenture, upon request of the holders of a majority of the bonds or (3) DTC notifies National Rural that it is unwilling or unable to continue as a clearing system in connection with such global securities or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor clearing system is not appointed by National Rural within 90 days after receiving such notice from DTC or upon becoming aware that DTC is no longer so registered.

Payments on any definitive bonds would be made by the trustee directly to holders of the definitive bonds in accordance with the procedures set forth herein and in the indenture. Interest payments and any principal payments on the definitive bonds on each interest payment date would be made to holders in whose names the definitive bonds were registered at the close of business on the related record date as set forth under “— Interest on the Bonds” beginning on page S-3. Such payments would be made by check mailed to the address of such holders as they appear on the bond register and, in addition, under the circumstances provided by the indenture, by wire transfer to a bank or depository institution located in the United States and appropriate facilities thereof. The final payment of principal and interest on any definitive bonds, however, would be made only upon presentation and surrender of such definitive bonds at the office of the paying agent for such bonds.

A definitive bond may be transferred free of charge in whole or in part upon the surrender of the definitive bond to be transferred, together with the completed and executed assignment which appears on the reverse of the definitive bond, at the specified office of any transfer agent. In the case of a permitted transfer of any part of a definitive bond, a new definitive bond in respect of the balance not transferred will be issued to the transferor. Each new definitive bond to be issued upon the transfer of a definitive bond will, upon the effective receipt of such completed assignment by a transfer agent at its respective specified office, be available for delivery at such specified office, or at the request of the holder requesting such transfer, will be mailed at the risk of the transferee entitled to the new definitive bond to such address as may be specified in such completed assignment. Neither the registrar nor any transfer agent shall be required to register the transfer of or exchange of any definitive bonds within 15 days before the maturity date.

Title to book-entry interests in the bonds will pass by book-entry registration of the transfer within the records of DTC, in accordance with their respective procedures. Book-entry interest in the bonds may be transferred within DTC in accordance with procedures established for this purpose by DTC.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Global Clearance and Settlement Procedures

Initial settlement for the bonds will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s same-day funds settlement system.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the bonds among its participants, DTC is under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

None of DTC or Cede & Co. will consent or vote with respect to the bonds. Under its usual procedures, DTC will mail an omnibus proxy to National Rural as soon as possible after the record date. The omnibus proxy assigns consenting or voting rights to those direct participants to whose accounts the bonds are credited on the record date (identified in a listing attached to the omnibus proxy).

The information in this section concerning DTC and relating to the book-entry system has been obtained from sources that National Rural believes to be reliable (including DTC), but National Rural takes no responsibility for the accuracy thereof.

Neither National Rural, the trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, DTC’s nominee or any DTC participant with respect to any ownership interest in the bonds, or payments to, or the providing of notice for, DTC participants or beneficial owners.

Notices

Except as otherwise provided in the indenture, notices to holders of the bonds will be sent by mail to the registered holders.

Replacement Securities

In case of mutilation, destruction, loss or theft of any definitive bond, application for replacement is to be made at the office of the trustee. Any such definitive bond will be replaced by the trustee in compliance with such procedures, and on such terms as to evidence and indemnity, as the issuer and the trustee may require. All costs incurred in connection with the replacement of any definitive bond will be borne by the holder of the bond. Mutilated or defaced definitive bonds must be surrendered before new ones will be issued.

Applicable Law

The bonds, the indenture and the underwriting agreement relating to the issuance of the bonds are governed by and will be construed in accordance with the laws of the State of New York. National Rural has not submitted to the jurisdiction of any court other than the Federal and state courts of the State of Virginia in any suit or proceeding arising out of or relating to the issuance of the bonds.

Tax Considerations

A holder of bonds may be subject to United States or other taxation and taxes may be withheld on certain payments. Please consult “United States Taxation” on page 12 of the accompanying prospectus for information regarding United States taxation and withholding obligations.

UNDERWRITING

The underwriters named below have severally agreed to purchase, and National Rural has agreed to sell to them, severally, the principal amounts of the bonds indicated below. National Rural has entered into an underwriting agreement with the underwriters for whom Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Greenwich Capital Markets, Inc. are acting as representatives. The underwriting agreement, dated the date hereof, provides that the several obligations of the underwriters are subject to certain conditions as therein set forth. The underwriters will be obligated to purchase all the bonds being underwritten or sold by them if any of the bonds are purchased.

Principal
Amount of
Underwriter	the Bonds

Deutsche Bank Securities Inc.	$
J.P. Morgan Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Greenwich Capital Markets, Inc.
KeyBanc Capital Markets, Inc.
Lazard Capital Markets LLC
Mizuho Securities USA Inc.
SunTrust Capital Markets, Inc.
U.S. Bancorp Investments, Inc.

Total	$

National Rural has been advised by the underwriters that the underwriters propose to offer the bonds to the public initially at the offering price set forth on the cover of this prospectus supplement and may offer the bonds to certain dealers at such price less a selling concession of     % of the principal amount of the bonds. The underwriters may allow and each such dealer may reallow to other dealers a concession not exceeding     % of the principal amount of the bonds. After the initial public offering, such public offering price and such concessions and reallowances may be changed.

The following table shows the underwriting discounts and commissions to be paid to the underwriters by National Rural in connection with the offering:

	Per Bond	Total

Underwriting discounts and commissions payable by us	%	$

Expenses associated with this offering, to be paid by National Rural, are estimated to be $          .

In connection with the offering made hereby, the underwriters may purchase and sell such bonds in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the bonds, and short positions created by the underwriters involve the sale by the underwriters of a greater aggregate principal amount of the bonds than they are required to purchase from National Rural. The underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the bonds sold in the offering may be reclaimed by the underwriters if such bonds are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the bonds, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

The bonds are a new issue of securities with no established trading market. National Rural has been advised by the representatives that they intend to make a market in the bonds, but are not obligated to do so, and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the bonds.

National Rural has agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions (including acting as underwriters, initial purchasers or dealers with respect to other securities offerings) with National Rural and its affiliates, for which they have received, and in the future expect to receive, customary compensation. In addition, affiliates of the underwriters from time to time have acted or in the future may continue to act as lenders to National Rural and its affiliates, for which they have received or expect to receive customary compensation.

It is expected that delivery of the bonds will be made against payment therefor on or about          , 2008 which is the fifth trading day following the date hereof (such settlement cycle being referred to as T+5). Purchasers of bonds should note that the ability to settle secondary market trades of the bonds effected on the date of pricing and the next succeeding business day may be affected by the T+5 settlement.

Lazard Capital Markets LLC (“Lazard Capital Markets”) has entered into an agreement with Mitsubishi UFJ Securities (USA), Inc. (“MUS(USA)”) pursuant to which MUS(USA) provides certain advisory and/or other services to Lazard Capital Markets, including in respect of this offering. In return for the provision of such services by MUS(USA) to Lazard Capital Markets, Lazard Capital Markets will pay to MUS(USA) a mutually agreed upon fee.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of the bonds described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the bonds that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of the bonds described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/ EC and includes any relevant implementing measure in each relevant member state.

The seller of the bonds has not authorized and does not authorize the making of any offer of the bonds through any financial intermediary on its behalf, other than offers made by the underwriters with a view to the final placement of the bonds as contemplated in this prospectus supplement. Accordingly, no purchaser of the bonds, other than the underwriters, is authorized to make any further offer of the bonds on behalf of the seller or the underwriters.

Notice to Prospective Investors in the United Kingdom

Each underwriter has agreed that it:

•	has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any bonds included in this offering in circumstances in which section 21(1) of the FSMA does not apply to National Rural; and

•	has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds included in this offering in, from or otherwise involving the United Kingdom.

See “Plan of Distribution” on page 11 of the accompanying prospectus for further information regarding the distribution of the bonds.

LEGAL MATTERS

The validity of the bonds offered hereby and certain United States tax matters relating to the bonds will be passed upon for National Rural by Hogan & Hartson L.L.P., Columbia Square, 555 Thirteenth Street, NW, Washington, DC. The underwriters will be represented by Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this Prospectus Supplement by reference from the Company’s Annual Report on Form 10-K for the year ended May 31, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the consolidated financial statements), which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

National Rural Utilities
Cooperative Finance Corporation

Collateral Trust Bonds

We plan to issue from time to time collateral trust bonds. We will provide the specific terms of the collateral trust bonds and the offering in one or more supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these bonds, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the collateral trust bonds involves risks. See “Risk Factors” on page 5.

This prospectus may not be used to consummate sales of collateral trust bonds unless accompanied by a prospectus supplement.

The date of this prospectus is October 26, 2007

ABOUT THIS PROSPECTUS

To understand the terms of the collateral trust bonds (the “bonds”) offered by this prospectus, you should carefully read this prospectus and any prospectus supplement. You should also read the documents referred to under the heading “Where You Can Find More Information” and “Incorporation By Reference” for information on National Rural Utilities Cooperative Finance Corporation (“National Rural”) and its financial statements. Certain capitalized terms used in this prospectus are defined elsewhere in this prospectus.

This prospectus is part of a registration statement that National Rural, which is also referred to as “the Company,” “we,” “us” and “our,” has filed with the U.S. Securities and Exchange Commission (the “SEC”), using a “shelf” registration procedure. Under this procedure, National Rural may offer and sell bonds from time to time. Each time we offer bonds, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the bonds being offered, including the names of any underwriters, dealers or agents, the compensation of any underwriters and the net proceeds to us. The prospectus supplement may contain information about any material U.S. federal income tax considerations relating to the bonds covered by the prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus.

We are not making an offer of these bonds in any state or jurisdiction where the offer is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the Public Reference Room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

As permitted by SEC rules, this prospectus may not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the bonds. The registration statement, exhibits and schedules are available through the SEC’s public reference room or website.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information we have filed with the SEC, which means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is an important part of this prospectus, and the information we subsequently file with the SEC will automatically update and supersede the information in this prospectus. Absent unusual circumstances, we will have no obligation to amend this prospectus, other than filing subsequent information with the SEC. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until this offering is completed:

•	Annual Report on Form 10-K for the year ended May 31, 2007 (filed August 27, 2007), as amended (the “2007 Form 10-K”);

•	Quarterly Report on Form 10-Q for the quarter ended August 31, 2007 (filed October 15, 2007) (the “2007 Q1 Form 10-Q”); and

•	Current Reports on Form 8-K, dated June 4, 2007 (filed June 11, 2007), June 6, 2007 (filed June 13, 2007), August 7, 2007 (filed August 13, 2007) (except for portions of such report which were deemed to be furnished), and October 2, 2007 (filed October 5, 2007).

We are not incorporating by reference any document or information that is deemed to be furnished and not filed in accordance with SEC rules.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings from the SEC as described under “Where You Can Find More Information.” You may also request, at no cost, (other than an exhibit to these filings, or an exhibit to any other filings incorporated by reference into this registration statement, unless we have incorporated that exhibit by reference into this registration statement) a copy of these filings by writing to or telephoning us at the following address:

Steven L. Lilly
Senior Vice President and Chief Financial Officer
National Rural Utilities Cooperative Finance Corporation
Woodland Park, 2201 Cooperative Way
Herndon, VA 20171-3025
(703) 709-6700

These filings are also available through the Financial Reports subsection of the Investors section of our website: www.nrucfc.coop. Information on our website does not constitute a part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone, including any salesman or broker, to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of the document in question.

FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.

Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identified by our use of words such as “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity” and similar expressions, whether in the negative or affirmative. All statements that address expectations or projections about the future, including statements about loan growth, the adequacy of the loan loss allowance, net income growth, leverage and debt to equity ratios and borrower financial performance are forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could cause future results to vary from current expectations include, but are not limited to, general economic conditions, legislative changes, governmental monetary and fiscal policies, changes in tax policies, changes in interest rates, interest expense, demand for our loan products, changes in the quality or composition of our loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic and governmental factors affecting our operations. Some of these and other factors are discussed in our annual and quarterly reports previously filed with the SEC.

Although we believe that the expectations reflected in such forward-looking statements are based on current reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements due to a variety of known and unknown factors. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. Except as required by law, we undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect new information, future events or changes in expectations after the date on which the statement is made.

THE COMPANY

National Rural is a private, not-for-profit cooperative association incorporated under the laws of the District of Columbia in April 1969. The principal purpose of National Rural is to provide its members with a source of financing to supplement the loan programs of the Rural Utilities Service (“RUS”) of the United States Department of Agriculture. National Rural makes loans to its rural utility system members to enable them to acquire, construct and operate electric distribution, generation, transmission and related facilities. National Rural also provides its members with credit enhancements in the form of letters of credit and guarantees of debt obligations. National Rural is exempt from payment of federal income taxes under the provisions of Section 501(c)(4) of the Internal Revenue Code. National Rural is a not-for-profit member-owned finance cooperative, thus its objective is not to maximize its net income, but to offer its members low- cost financial products and services consistent with sound financial management. The Company’s headquarters are located at 2201 Cooperative Way, Herndon, VA 20171-3025 and its telephone number is (703) 709-6700.

Rural Telephone Finance Cooperative (“RTFC”) is a District of Columbia not-for-profit cooperative association. The principal purpose of RTFC is to provide and arrange financing for its rural telecommunications members and their affiliates. RTFC’s results of operations and financial condition are consolidated with those of National Rural. National Rural is the sole lender to and manages the lending and financial affairs of RTFC through a long-term management agreement. Under a guarantee agreement, RTFC pays National Rural a fee in exchange for which National Rural reimburses RTFC for loan losses. RTFC is headquartered with National Rural in Herndon, Virginia. RTFC is a taxable cooperative.

National Cooperative Services Corporation (“NCSC”) is a District of Columbia private cooperative association. The principal purpose of NCSC is to provide financing to the for-profit and non-profit entities that are owned, operated or controlled by, or provide substantial benefit to, members of National Rural. NCSC also markets, through its cooperative members, a consumer loan program for home improvements and an affinity credit card program. NCSC’s membership consists of National Rural and distribution systems that are members of National Rural or are eligible for such membership. NCSC’s results of operations and financial condition are consolidated with those of National Rural. National Rural is the primary source of funding to and manages the lending and financial affairs of NCSC through a management agreement which is automatically renewable on an annual basis unless terminated by either party. Under a guarantee agreement, NCSC pays National Rural a fee in exchange for which National Rural reimburses NCSC for loan losses, excluding losses in the consumer loan program. NCSC is headquartered with National Rural in Herndon, Virginia. NCSC is a taxable corporation.

The Company’s consolidated membership was 1,544 as of August 31, 2007, including 899 utility members, the majority of which are consumer-owned electric cooperatives, 513 telecommunications members, 66 service members and 66 associates in 49 states, the District of Columbia and two U.S. territories. Memberships among National Rural, RTFC and NCSC have been eliminated in consolidation.

RISK FACTORS

Investing in the bonds involves significant risks. Before you invest in the bonds, in addition to the other information contained in this prospectus and in the accompanying prospectus supplement, you should carefully consider the risks and uncertainties discussed under Item 1A, “Risk Factors,” or otherwise discussed in the 2007 Form 10-K and in other filings we may make from time to time with the SEC after the date of the registration statement of which this prospectus is a part.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for National Rural for the five years ended May 31, 2007 are included in Exhibit 12 to the 2007 Form 10-K, and are incorporated by reference into this prospectus. The ratio of earnings to fixed charges for National Rural for the three months ended August 31, 2006 and 2007 are included in the 2007 Q1 Form 10-Q, and are also incorporated by reference into this prospectus.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, National Rural will add the net proceeds from the sale of the bonds to its general funds, which will be used to make loans to members, repay short-term borrowings, refinance existing long-term debt and for other corporate purposes. National Rural expects to incur additional indebtedness from time to time, the amount and terms of which will depend upon the volume of its business, general market conditions and other factors.

DESCRIPTION OF THE COLLATERAL TRUST BONDS

The following description summarizes the general terms and provisions that may apply to the bonds. Each prospectus supplement will state the particular terms of the bonds and the extent, if any, to which the general provisions may apply to the bonds included in the prospectus supplement.

General

The bonds will be issued under an indenture between National Rural and U.S. Bank National Association as trustee, or other trustee to be named as trustee, dated as of October 25, 2007 (the “indenture”). The statements in this prospectus concerning the indenture, one or more supplemental indentures, board resolutions or officers’ certificates establishing the bonds and the bonds are merely an outline and do not purport to be complete. We refer you to the indenture and any supplemental indenture, each of which is or will be incorporated by reference into this prospectus, for further information.

Reference is made to the prospectus supplement relating to any particular issue of bonds for the following terms:

•	the title and any limit on the aggregate principal amount of the bonds to be issued;

•	the persons to whom interest on the bonds is payable, if other than the persons in whose names the bonds are registered on the regular record date;

•	the date or dates on which the bonds will mature;

•	the annual rate or rates (which may be fixed or variable) at which such bonds will bear interest or any formula or method by which such rate or rates will be determined;

•	the date or dates from which the interest will accrue and the date or dates at which interest will be payable;

•	the place or places where payments may be made on the bonds, registration of transfer may be effected, exchanges of bonds may be effected and notices to or demands upon the Company may be served;

•	any redemption or sinking fund terms;

•	the denominations in which the bonds will be issuable, if other than $1,000 and any integral multiple thereof;

•	the currency or currencies in which payment of the principal of and premium, if any, and interest, if any, on the bonds will be payable (if other than U.S. dollars), and, if to be payable in a currency or currencies other than that in which the bonds are denominated, the period or periods within which, and the terms and conditions upon which, the election may be made, and if denominated or payable in any currency or currencies other than U.S. dollars, the method by which the bonds will be valued;

•	if the principal of or premium, if any, or interest, if any, on the bonds is to be payable in securities or other property at the election of National Rural or a holder, the type and amount of the securities or other property, or the formula or method by which the amount will be determined, and the periods within which, and the terms and conditions upon which, any election may be made;

•	if the amount payable in respect of principal of or any premium, if any, or interest, if any, on such bonds may be determined with reference to an index or other fact or event ascertainable outside the indenture, the manner in which the amounts will be determined;

•	if other than the principal amount of the bonds, the portion of the principal amount of the bonds payable upon declaration of the acceleration of the maturity;

•	the terms, if any, on which bonds may be converted into or exchanged for securities of National Rural or any other person;

•	any events of default, in addition to those specified under “Events of Default” in the indenture, with respect to the bonds, and any covenants of National Rural for the benefit of the holders of the bonds, in addition to those set forth in Article 7 of the indenture;

•	if the bonds are to be issued in global form, the depositary with respect to the global bond or bonds, any limitations on the rights of the holders of the bonds to transfer or exchange them or to obtain the registration of transfer or to obtain certificates in definitive form in lieu of temporary form, and any and all other matters incidental to such bonds;

•	if the bonds are to be issuable as bearer securities, any and all matters incidental thereto;

•	any limitations on the rights of a holder to transfer or exchange the bonds or to obtain the registration of transfer thereof, and the amount or terms of any service charge for the registration of transfer or exchange of the bonds;

•	the right, if any, of National Rural to limit or discharge the indenture as to the bonds;

•	whether and under what circumstances National Rural will pay additional amounts on the bonds held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms National Rural will have the option to redeem the bonds rather than pay the additional amounts; and

•	any other terms of the bonds, not inconsistent with the provisions of the indenture. (Section 2.03)

The bonds may be issued in registered form, a form registered as to principal only, or any combination thereof. In addition, all or a portion of the bonds may be issued in temporary or definitive global form.

Unless stated otherwise in any supplemental indenture, National Rural may also re-open a previous series of bonds of any series without the consent of the holders of the bonds of any series and issue additional bonds of the same series, which additional bonds will have the same terms as the original series except for the issue price and the issue date. National Rural will not issue any additional bonds of the same series unless the additional bonds will be fungible with all bonds of the same series for United States Federal income tax purposes.

Security

The bonds will be secured equally with outstanding bonds issued under the indenture, by the pledge with the trustee of eligible collateral having an “allowable amount” at least equal to the aggregate principal amount of bonds outstanding. The indenture provides that eligible collateral will consist of cash, eligible mortgage notes of distribution system members and permitted investments. The allowable amount of cash is 100% thereof, the allowable amount of eligible mortgage notes is the amount advanced and not repaid and the allowable amount of permitted investments is their cost to National Rural (exclusive of accrued interest and brokerage commissions). However, the allowable amount of permitted investments traded on a national securities exchange or in any over-the-counter market is their fair market value as determined by National Rural. For purposes of the indenture and as used in describing the bonds herein, a “member” is any person which is a member of National Rural, and a “distribution system member” is a member 50% or more of whose gross operating revenues are derived from sales of electricity to end users, as determined as of the end of the last completed calendar year. (Sections 1.01 and 3.01)

National Rural has previously issued collateral trust bonds under indentures dated as of February 15, 1994 and December 1, 1972, each between National Rural and U.S. Bank National Association, as successor trustee. The collateral under those indentures secures only those bonds, and will not secure bonds issued hereby.

As a condition to the authentication and delivery of bonds or to the withdrawal of collateral, and in any event at least once a year, National Rural must certify to the trustee that:

•	the allowable amount of eligible collateral pledged under the indenture is at least equal to the aggregate principal amount of bonds to be outstanding immediately after the authentication and delivery of such bonds;

•	the allowable amount of eligible collateral pledged under the indenture after any withdrawal of collateral is at least equal to the aggregate principal amount of bonds to be outstanding immediately after such withdrawal;

•	each eligible mortgage note included in the eligible collateral so certified is an eligible mortgage note of a member having an equity ratio of at least 20% and an average coverage ratio of at least 1.35; and

•	the aggregate allowable amount of all eligible mortgage notes of any one member so certified does not exceed 10% of the aggregate allowable amount of all eligible collateral so certified. (Sections 3.01, 6.01 and 7.13)

National Rural is also entitled to the authentication and delivery of bonds on the basis of the retirement of outstanding bonds at their final maturity or by redemption at the option of National Rural. (Section 3.02)

The indenture provides that bonds may be issued without limitation as to aggregate principal amount so long as the allowable amount of eligible collateral pledged under the indenture at least equals the aggregate principal amount of bonds to be outstanding and meets the other requirements set forth herein. (Sections 2.03 and 13.01) “Eligible mortgage note” means a mortgage note of a distribution system member which is secured by a validly existing mortgage under which no “event of default” as defined in the mortgage shall have occurred and shall have resulted in the exercise of any right or remedy described in the mortgage. (Section 1.01)

“Equity Ratio” of any member means the ratio determined by dividing such member’s equities and margins at the end of the last completed calendar year by such member’s total assets and other debits at such date, in each case computed in accordance with the Uniform System of Accounts prescribed by RUS, or if such member does not prepare its financial statements in accordance with the Uniform System of Accounts prescribed by RUS, then in accordance with Generally Accepted Accounting Principles (“GAAP”). (Section 1.01)

“Coverage Ratio” of any member for any completed calendar year of such member means the ratio determined by adding such member’s patronage capital and operating margins, non-operating margins—interest, interest expense with respect to long-term debt and depreciation and amortization expense for such year, and dividing the sum so obtained by the sum of all payments of principal and interest required to be made during such year on account of such member’s long-term debt (but in the event any portion of such member’s long-term debt was refinanced during such year, the payments of principal and interest required to be made during such year in respect thereof shall be based (in lieu of actual payments thereon) upon the larger of (x) an annualization of such payments required to be made with respect to the refinancing debt during the portion of such year such refinancing debt is outstanding and (y) the payments of principal and interest required to be made during the following year on account of such refinancing debt); patronage capital and operating margins, interest expense with respect to long-term debt, depreciation and amortization expense, non-operating margins—interest and long-term debt being determined in accordance with the Uniform System of Accounts prescribed at the time by RUS or, if such member does not maintain its accounts in accordance with said Uniform System of Accounts, otherwise determined in accordance with GAAP, except that (i) in computing interest expense with respect to long-term debt, and payments of interest required to be made on account of long-term debt, for the purpose of the foregoing definition, there shall be added, to the extent not otherwise included, an amount equal to 33 1/3% of the excess of the restricted rentals paid by such member for such year over 2% of such member’s equities and margins for such year as defined in the Uniform System of Accounts prescribed by RUS or, if such member does not maintain its accounts in accordance with said Uniform System of Accounts, otherwise determined in accordance with GAAP, and (ii) in computing such member’s patronage capital and operating margins for the purpose of the foregoing definition, all cash received in respect of generation and transmission and other capital credits shall be included. The “average coverage ratio” of any member means the average of the two higher coverage ratios of a member for each of the last three completed calendar years. (Section 1.01) The effect of these provisions is to exclude from the computation of the coverage ratio capital credits, except to the extent received by the member in the form of cash.

The indenture requires that each mortgage securing an eligible mortgage note be consistent with National Rural’s standard lending practices from time to time. (Section 1.01) There are no requirements in the indenture as to the value of the property subject to the lien of a mortgage.

The indenture provides that, unless an event of default under the indenture exists, and other than certain limited duties specified in the indenture, the trustee shall have no duties or responsibilities with regard to any mortgage, and no responsibilities with regard to the value of any property subject thereto. (Section 4.03)

“Permitted investments” are defined to include:

•	obligations of or guaranteed by the United States or any agency thereof for which the full faith and credit of the obligor shall be pledged and which shall mature, except in the case of obligations guaranteed by RUS, not more than two years after purchase;

•	obligations of any state or municipality, or subdivision or agency of either thereof, which shall mature not more than two years after the purchase thereof and are rated AA (or equivalent) or better by at least two nationally recognized statistical rating organizations or having a comparable rating in the event of any future change in the rating system of such agencies;

•	certificates of deposit or time deposits of any bank or trust company organized under the laws of the United States or any state thereof, having at least $500,000,000 of capital and surplus and maturing not more than two years after purchase; and

•	commercial paper of bank holding companies or other issuers, other than National Rural, generally rated in the highest category by at least two nationally recognized statistical rating agencies and maturing not more than one year after purchase. (Section 5.03)

Exercise of Rights

Until the occurrence of an event of default under the indenture, National Rural retains the right to control the exercise of rights and powers under mortgage notes and mortgages pledged under the indenture. (Section 15.01) A number of the mortgages secure notes held by other parties as well, particularly RUS. Generally, although in the event of a default each mortgagee has the right to declare all the notes secured by a mortgage due and payable, mortgage remedies are controlled by mortgagees holding a majority of the principal amount of the notes secured thereby. In the case of a significant number of the notes held as collateral that are secured under a mortgage to which RUS is a party, RUS is the majority debt holder.

Unless an event of default under the indenture occurs, National Rural will be entitled to receive and retain all payments on account of principal, premium and interest on the eligible mortgage notes and permitted investments on deposit with the trustee. (Section 4.02)

Modification of the Indenture

Modifications of the provisions of the indenture may be made with the consent of the holders of not less than a majority in aggregate principal amount of the then outstanding bonds, but, without the consent of the holder of each bond affected thereby, no such modification may:

•	effect a reduction, or a change of the stated time of payment, of the principal of or interest on any bond or of any premium payable on redemption, change the coin or currency in which the bond is payable, or impair the right to take legal action for the enforcement of any such payment;

•	permit the creation of any prior or equal lien on pledged property under the indenture, terminate the lien under the indenture, or deprive the holder of any bond of the lien created by the indenture;

•	reduce the above-stated percentage of holders of bonds whose consent is required to modify the indenture or the percentage of holders of bonds whose consent is required for any waiver under the indenture; or

•	modify any of the provisions of certain sections of the indenture, except to increase any percentage of holders or to provide that certain provisions of the indenture cannot be modified or waived without the consent of the holder of each bond affected. (Section 13.02)

The indenture provides that National Rural and the trustee may, without the consent of any holders of bonds, enter into supplemental indentures for the purposes of:

•	evidencing the succession of another company to the indenture and the assumption of all covenants of the indenture by such company;

•	adding to National Rural’s covenants or events of default;

•	changing or eliminating any restriction on the payment of principal of bonds;

•	conveying, transferring and assigning to the trustee, and subjecting to the lien of the indenture, additional properties of National Rural, and correcting or amplifying the description of any property at any time;

•	establishing the form or terms of bonds of any series;

•	modifying, eliminating or adding to the indenture for purposes of maintaining qualification under the Trust Indenture Act;

•	curing ambiguities or inconsistencies in the indenture or, provided the action does not adversely affect the interests of the holders of any series of bonds in any material respect, making other provisions with respect to matters arising under the indenture; or

•	providing for mortgage notes, mortgages and/or loan agreements to be deposited with a depositary or an agency and/or permitting the addition to and withdrawal from the pledged property of such instruments, to be evidenced by a “book-entry” or other notation not requiring physical delivery of such instruments. (Section 13.01)

Waiver of Certain Covenants

Under the indenture, National Rural will not be required to comply with certain covenants and conditions if the holders of at least a majority in principal amount of all series of outstanding bonds affected waive compliance with such covenant or condition in such instance or generally, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived. (Section 7.16)

Events of Default

Each of the following will constitute an event of default under the indenture:

•	failure to pay interest on any bonds for 30 days after the interest becomes due;

•	failure to pay principal or any premium on any bonds at their maturity or upon redemption;

•	default in the making of any sinking fund payment;

•	default in the performance or breach of specified covenants in the indenture for 60 days after such default is known to any officer of National Rural, including the covenant to maintain eligible collateral outlined above;

•	failure to perform any other covenant or warranty in the indenture for 60 days after notice from the trustee to National Rural or from holders of at least 25% in principal amount of bonds outstanding to the trustee; and

•	specified events of bankruptcy, reorganization or insolvency. (Section 9.01)

National Rural is required to file annually with the trustee a written statement as to National Rural’s compliance with the conditions and covenants under the indenture. (Section 7.15) In case an event of default should occur and be continuing, the trustee or the holders of at least 25% in principal amount of the bonds then outstanding may declare the principal of the bonds to be immediately due and payable. Each declaration may, under certain circumstances, be rescinded by the holders of a majority in principal amount of the bonds at the time outstanding. (Section 9.02)

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the bonds, unless the holders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by compliance. Subject to the provisions for indemnification and certain limitations contained in the indenture, the holders of a majority in principal amount of the bonds will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee. The trustee is not required to expend or risk its own funds or incur financial liability if it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured. (Sections 9.08, 10.01 and 10.03)

The indenture provides that on receipt by the trustee of notice of an event of default, declaring an acceleration or directing the time, method or place of conducting a proceeding at law if an event of default has occurred and is continuing, the trustee shall, with respect to any series of bonds represented by a global bond or bonds, and may, with respect to any other series of bonds, establish a record date for the purpose of determining holders of outstanding bonds of the series entitled to join in the notice. (Sections 9.01, 9.02 and 9.08)

Satisfaction and Discharge; Defeasance

At the request of National Rural, the indenture will cease to be in effect as to National Rural, except for certain obligations to register the transfer or exchange of bonds and hold moneys for payment in trust with respect to the bonds, when the principal of and interest on bonds have been paid and/or National Rural has deposited with the trustee, in trust, money or U.S. government obligations which, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient to pay all the principal of, and interest on, the bonds in accordance with the terms of the bonds, or such bonds are deemed paid and discharged in the manner described in the next paragraph. (Section 14.01)

Unless the prospectus supplement relating to the bonds provides otherwise, National Rural at its option will be discharged from any and all obligations in respect of the bonds, except for certain obligations to register the transfer or exchange of bonds, replace stolen, lost or mutilated bonds, maintain paying agencies and hold moneys for payment in trust, or need not comply with certain restrictive covenants of the indenture, in each case after National Rural deposits with the trustee, in trust, money and U.S. government obligations, or, in the case of bonds denominated in a foreign currency, foreign government securities, which, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient to pay in the currency, currencies or currency unit or units in which the bonds are payable all the principal of, and interest on, the bonds on the dates on which payments are due in accordance with the terms of the bonds. Among the conditions to National Rural’s exercising this option, National Rural is required to deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the bonds to recognize income, gain or loss for United States Federal income tax purposes and that the holders will be subject to United States Federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such deposit and related defeasance had not occurred. (Section 14.02)

At the request of National Rural, the trustee will deliver or pay to National Rural any U.S. government obligations, foreign government securities or money deposited with the trustee by National Rural for the purposes described in the preceding two paragraphs and which, in the opinion of an independent accountant, are in excess of the amount which would then have been required to be deposited for such purposes. In addition, the trustee, in exchange for other U.S. government obligations, foreign government securities or money, will deliver or pay to National Rural, at National Rural’s request, U.S. government obligations, foreign government securities or money deposited with the trustee for the purposes described in the preceding two paragraphs, so long as the exchange occurs simultaneously, National Rural has delivered to the trustee an officers’ certificate and opinion of counsel stating that all related conditions precedent have been complied with, and in the opinion of an independent accountant, immediately after the exchange, the obligations, securities or money then held by the trustee will be in the amount as would then have been required to be deposited with the trustee for these purposes. (Section 14.02)

Governing Law

The indenture and the bonds will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

U.S. Bank National Association is the trustee with respect to all bonds issued under the indenture.

PLAN OF DISTRIBUTION

Bonds of any series may be purchased to be reoffered to the public through underwriting syndicates. The underwriters with respect to an underwritten offering of bonds will be named in the prospectus supplement relating to the offering. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase bonds will be subject to conditions precedent and the underwriters will be obligated to purchase all the bonds if any are purchased. The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers set forth in the prospectus supplement may change from time to time.

The place and time of delivery for the bonds in respect of which this prospectus is delivered will be set forth in the prospectus supplement.

National Rural will agree to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act.

Certain of the underwriters or agents and their associates may engage in transactions with and perform services for National Rural in the ordinary course of business.

In connection with offerings made hereby, the underwriters may purchase and sell the bonds in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the bonds, and short positions created by the underwriters involve the sale by the underwriters of a greater aggregate principal amount of bonds than they are required to purchase from National Rural. The underwriters also may impose a penalty bid, under which selling concessions allowed to broker-dealers in respect of the bonds sold in an offering may be reclaimed by the underwriters if those bonds are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the bonds, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

UNITED STATES TAXATION

General

This section summarizes the material U.S. tax consequences to holders of the bonds. However, the discussion is limited in the following ways:

•	The discussion only covers you if you buy your bonds in the initial offering of a particular issuance of bonds.

•	The discussion only covers you if you hold your bonds as a capital asset (that is, for investment purposes), your “functional currency” is the U.S. dollar and you do not have a special tax status.

•	The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of bonds, such as your holding bonds in connection with a hedging, straddle or conversion transaction. We suggest that you consult your tax advisor about the consequences of holding bonds in your particular situation.

•	The discussion does not cover you if you are a partner in a partnership (or an entity treated as a partnership for U.S. tax purposes). If a partnership holds bonds, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding bonds, we suggest that you consult your tax advisor.

•	The discussion is based on current law. Changes in the law may change the tax treatment of the bonds.

•	The discussion does not cover state, local or foreign law.

•	The discussion does not cover every type of bond that we might issue. If we intend to issue a bond of a type not described in this summary, additional tax information will be provided in the prospectus supplement for the bond.

•	We have not requested a ruling from the IRS on the tax consequences of owning the bonds. As a result, the IRS could disagree with portions of this discussion.

If you are considering buying bonds, we suggest that you consult your tax advisors about the tax consequences of holding the bonds in your particular situation.

Tax Consequences to U.S. Holders

This section applies to you if you are a “U.S. holder”. A “U.S. holder” is:

•	an individual U.S. citizen or resident alien;

•	a corporation or entity taxable as a corporation for U.S. Federal income tax purposes that was created under U.S. law (federal or state);

•	an estate whose worldwide income is subject to U.S. Federal income tax; or

•	a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and if one or more U.S. persons have the authority to control all substantial decisions of the trust, or if it has validly elected to be treated as a U.S. person. If a partnership holds bonds, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding bonds, we suggest that you consult your tax advisor.

Interest

The tax treatment of interest paid on the bonds depends upon whether the interest is “qualified stated interest.” A bond may have some interest that is qualified stated interest and some that is not.

“Qualified stated interest” is any interest that meets all the following conditions:

•	It is payable at least once each year.

•	It is payable over the entire term of the bond.

•	It is payable at a single fixed rate or at certain specified variable rates.

•	The bond has a maturity of more than one year from its issue date.

If any interest on a bond is qualified stated interest, then:

•	If you are a cash method taxpayer (as are most individual holders), you must report that interest in your income when you receive it.

•	If you are an accrual method taxpayer, you must report that interest in your income as it accrues.

If any interest on a bond is not qualified stated interest, it is subject to the rules for original issue discount (“OID”) described below.

Determining Amount of OID

Bonds that have OID are subject to additional tax rules. The amount of OID on a bond is determined as follows:

•	The amount of OID on a bond is the “stated redemption price at maturity” of the bond minus the “issue price” of the bond. If this amount is zero or negative, there is no OID.

•	The “stated redemption price at maturity” of a bond is the total amount of all principal and interest payments to be made on the bond, other than qualified stated interest.

•	The “issue price” of a bond is the first price at which a substantial amount of the bonds are sold to the public (excluding bondhouses, brokers and persons acting in a similar capacity).

•	Under a special rule, if the OID determined under the general formula is very small, it is disregarded and not treated as OID. This disregarded OID is called “de minimis OID.” If all the interest on a bond is qualified stated interest, this rule applies if the amount of OID is less than the following items multiplied together: (a) .25% (1/4 of 1%), (b) the number of full years from the issue date to the maturity date of the bond and (c) the principal amount.

Accrual of OID Into Income

If a bond has OID, the following consequences arise:

•	You must include the total amount of OID as ordinary income over the life of the bond.

•	You must include OID in income as the OID accrues on the bonds, even if you are on the cash method of accounting. This means that you are required to report OID income, and in some cases pay tax on that income, before you receive the cash that corresponds to that income.

•	OID accrues on a bond on a “constant yield” method. This method takes into account the compounding of interest. Under this method, the accrual of OID on a bond, combined with the inclusion into income of any qualified stated interest on the bond, will result in you being taxable at approximately a constant percentage of your unrecovered investment in the bond.

•	The accruals of OID on a bond will generally be less in the early years and more in the later years.

•	If any of the interest paid on the bond is not qualified stated interest, that interest is taxed solely as OID. It is not separately taxed when it is paid to you.

•	Your tax basis in the bond is initially your cost. It increases by any OID (not including qualified stated interest) you report as income. It decreases by any principal payments you receive on the bond, and by any interest payments you receive that are not qualified stated interest.

Bonds Subject to Additional Tax Rules

Additional or different tax rules apply to several types of bonds that we may issue.

Short-term bonds:  We may issue bonds with a maturity of one year or less. These are referred to as “short-term bonds.”

•	No interest on these bonds is qualified stated interest. Otherwise, the amount of OID is calculated in the same manner as described above.

•	You may make certain elections concerning the method of accrual of OID on short-term bonds over the life of the bonds.

•	If you are an accrual method taxpayer, a bank, a bond dealer, or in certain other categories, you must include OID on short-term bonds in income as it accrues.

•	If you are a cash method taxpayer not subject to the accrual rule described above, you do not include OID on short-term bonds in income until you actually receive payments on the bond. Alternatively, you can elect to include OID in income as it accrues.

•	Two special rules apply if you are a cash method taxpayer and you do not include OID or short-term bonds in income as it accrues. First, if you sell the bond or it is paid at maturity, and you have a taxable gain, then the gain is ordinary income to the extent of the accrued OID on the bond at the time of the sale that you have not yet taken into income. Second, if you borrow money (or do not repay outstanding debt) to acquire or hold the bond, then while you hold the bond you cannot deduct any interest on the borrowing that corresponds to accrued OID on the bond until you include the OID in your income.

Floating rate bonds:  Floating rate bonds are subject to special OID rules.

•	If the interest rate is based on a single fixed formula based on the cost of newly borrowed funds or other objective financial information (which in either case may include a fixed interest rate for the initial period), all the interest will be qualified stated interest. The amount of OID (if any), and the method of accrual of OID, will then be calculated by converting the bond’s initial floating rate into a fixed rate and by applying the general OID rules described above.

•	If the bond has more than one formula for interest rates, it is possible that the combination of interest rates might create OID. We suggest that you consult your tax advisor concerning the OID accruals on any floating rate bond.

Foreign currency bonds:  A “foreign currency bond” is a bond denominated in a currency other than U.S. dollars. Special tax rules apply to these bonds:

•	If you are a cash method taxpayer, you will be taxed on the U.S. dollar value of any foreign currency you receive as interest. The dollar value will be determined as of the date on which you receive the payments.

•	If you are an accrual method taxpayer, you must report interest income as it accrues. You can use the average foreign currency exchange rate during the relevant interest accrual period (or, if that period spans two taxable years, during the portion of the interest accrual period in the relevant taxable year). In this case, you will make an adjustment upon receipt of the foreign currency to reflect actual exchange rates at that time. Certain alternative elections may also be available.

•	Any OID on foreign currency bonds will be determined in the relevant foreign currency. You must accrue OID in the same manner that an accrual basis holder accrues interest income.

•	Your initial tax basis in a foreign currency bond is the amount of U.S. dollars you pay for the bond (or, if you pay in foreign currency, the U.S. dollar value of that foreign currency on the purchase date). Adjustments are made to reflect OID and other items as described above.

•	If you collect foreign currency upon the maturity of the bond, or if you sell the bond for foreign currency, your gain or loss will be based on the U.S. dollar value of the foreign currency you receive. For a publicly traded foreign currency bond, this value is determined for cash basis taxpayers on the settlement date for the sale of the bond, and for accrual basis taxpayers on the trade date for the sale (although such taxpayers can also elect the settlement date). You will then have a tax basis in the foreign currency equal to the value reported on the sale.

•	Any gain or loss on the sale or retirement of a bond will be ordinary income or loss to the extent it arises from currency fluctuations between your purchase date and sale date. Any gain or loss on the sale of foreign currency will also be ordinary income or loss.

•	In general, any foreign currency loss claimed by you will be treated as a “reportable transaction” for U.S. federal income tax purposes to the extent that the amount of the loss in a single taxable year from a single transaction equals or exceeds certain threshold amounts ($50,000 in the case of individuals or trusts, whether or not the loss flows through from an S corporation or partnership, and $10 million in the case of corporate taxpayers). You should consult your own tax advisors concerning the application of the reportable transaction regulations to your investment in the bond, including any requirement to file IRS Form 8886.

Other categories of bonds:  Additional rules may apply to certain other categories of bonds. The prospectus supplement for these bonds may describe these rules. In addition, we suggest that you consult your tax advisor in these situations. These categories of bonds include:

•	bonds with contingent payments;

•	bonds that you can put to National Rural before their maturity;

•	bonds that are callable by National Rural before their maturity, other than typical calls at a premium;

•	indexed bonds with an index tied to currencies; and

•	bonds that are extendable at your option or at the option of National Rural.

     Premium and Discount

Additional special rules apply in the following situations involving discount or premium:

•	If you buy a bond in the initial offering for more than its stated redemption price at maturity, the excess amount you pay will be “bond premium.” You can use bond premium to reduce your taxable interest income over the life of your bond.

•	Similarly, if a bond has OID and you buy it in the initial offering for more than the issue price, the excess (up to the total amount of OID) is called “acquisition premium.” The amount of OID you are required to include in income will be reduced by this amount over the life of the bond.

•	If you buy a bond in the initial offering for less than the initial offering price to the public, special rules concerning “market discount” may apply.

Appropriate adjustments to tax basis are made in these situations. We suggest that you consult your tax advisor if you are in one of these situations.

     Accrual Election

You can elect to be taxed on the income from the bond in a different manner than described above. Under the election:

•	No interest is qualified stated interest.

•	You include amounts in income as it economically accrues to you. The accrual of income is in accordance with the constant yield method, based on the compounding of interest. The accrual of income takes into account stated interest, OID (including de minimis OID), market discount and premium.

•	Your tax basis is increased by all accruals of income and decreased by all payments you receive on the bond.

     Sale or Retirement of Bonds

On your sale or retirement of your bond:

•	You will have taxable gain or loss equal to the difference between the amount received by you and your tax basis in the bond. Your tax basis in the bond is your cost, subject to certain adjustments.

•	Your gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if you held the bond for more than one year. For an individual, the maximum tax rate on long-term capital gains is 15% for gains realized prior to January 1, 2011 and 20% for gains realized thereafter. The deductibility of capital losses is subject to certain limitations.

•	If (a) you purchased the bond with de minimis OID, (b) you did not make the election to accrue all OID into income, and (c) you receive the principal amount of the bond upon the sale or retirement, then you will generally have capital gain equal to the amount of the de minimis OID.

•	If you sell the bond between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the bond but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

•	All or part of your gain may be ordinary income rather than capital gain in certain cases. These cases include sales of short-term bonds, bonds with market discount, bonds with contingent payments or foreign currency bonds.

     Information Reporting and Backup Withholding

Under the tax rules concerning information reporting to the IRS:

•	Assuming you hold your bonds through a broker or other bond intermediary, the intermediary must provide information to the IRS concerning interest, OID and retirement or sale proceeds on your bonds, unless an exemption applies.

•	Similarly, unless an exemption applies, you must provide the intermediary with your taxpayer identification number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

•	If you are subject to these requirements but do not comply, the intermediary must withhold at a rate currently equal to 28% of all amounts payable to you this year on the bonds (including principal payments). If the intermediary withholds, you may claim the withheld amount as a credit against your federal income tax liability.

•	All individuals are subject to these requirements. Some holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A “Non-U.S. holder” is a holder of bonds, other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes, that is not a U.S. holder.

     Withholding Taxes

Generally, payments of principal and interest (including OID) on the bonds will not be subject to U.S. withholding taxes.

However, for the exemption from withholding taxes to apply to you, you must meet one of the following requirements:

•	You provide a completed Form W-8BEN (or substitute form) to the bank, broker or other intermediary through which you hold your bonds. The Form W-8BEN contains your name, address and a statement that you are the beneficial owner of the bonds and that you are a Non-U.S. holder.

•	You hold your bonds directly through a “qualified intermediary”, and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. holder. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

•	You are entitled to an exemption from withholding tax on interest under a tax treaty between the U.S. and your country of residence. To claim this exemption, you must generally complete Form W-8BEN and claim this exemption on the form. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

•	The interest income on the bonds is effectively connected with the conduct of your trade or business in the U.S., and is not exempt from U.S. tax under a tax treaty. To claim this exemption, you must complete Form W-8ECI and be subject to U.S. federal income tax as described below under “—U.S. Trade or Business.”

Even if you meet one of the above requirements, interest paid to you will be subject to withholding tax under any of the following circumstances:

•	The withholding agent or an intermediary knows or has reason to know that you are not entitled to an exemption from withholding tax. Specific rules apply for this test.

•	The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

•	An intermediary through which you hold the bonds fails to comply with the procedures necessary to avoid withholding taxes on the bonds. In particular, an intermediary is generally required to forward a copy of your Form W-8BEN (or other documentary information concerning your status) to the withholding agent for the bonds. However, if you hold your bonds through a qualified intermediary—or if there is a qualified intermediary in the chain of title between you and the withholding agent for the bonds—the qualified intermediary will not generally forward this information to the withholding agent.

•	The amount of interest payable on a bond is based on the earnings of National Rural or certain other contingencies. If this exception applies, additional information will be provided in the prospectus supplement.

•	You are a bank making a loan in the ordinary course of its business. In this case, you will be exempt from withholding taxes only if you are eligible for a treaty exemption or if the interest income is effectively connected with your conduct of a trade or business in the U.S., as discussed above.

Interest payments made to you will generally be reported to the IRS and to you on Form 1042-S. However, this reporting does not apply to you if one of the following conditions applies:

•	You hold your bonds directly through a qualified intermediary and the applicable procedures are complied with.

•	The bonds have an original maturity of 183 days or less from their issue date.

The rules regarding withholding are complex and vary depending on your individual situation. They are also subject to change. In addition, special rules apply to certain types of non-U.S. holders of bonds, including partnerships, trusts and other entities treated as pass-through entities for U.S. federal income tax purposes. We suggest that you consult with your tax advisor regarding the specific methods for satisfying these requirements.

     Sale or Retirement of Bonds

If you sell a bond or it is redeemed, you will not be subject to Federal income tax on any gain unless one of the following applies:

•	The gain is connected with a trade or business that you conduct in the U.S.

•	You are an individual, you were present in the U.S. for at least 183 days during the year in which you disposed of the bond, and certain other conditions are satisfied.

•	The gain represents accrued interest or OID, in which case the rules for interest would apply.

     U.S. Trade or Business

If you hold your bond in connection with a trade or business that you are conducting in the U.S. and, if required by an applicable income tax treaty, you maintain a U.S. permanent establishment to which the holding of the notes is attributable:

•	Any interest on the bond, and any gain from disposing of the bond, generally will be subject to U.S. Federal income tax as if you were a U.S. holder.

•	If you are a corporation, you may be subject to the “branch profits tax” on your earnings that are connected with your U.S. trade or business, including earnings from the bond. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

     Estate Taxes

If you are an individual, your bonds will not be subject to U.S. estate tax when you die. However, this rule only applies if, at your death, payments on the bonds were not connected to a trade or business that you were conducting in the U.S.

     Information Reporting and Backup Withholding

U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. holders as follows:

•	Principal and interest payments you receive will be automatically exempt from the usual rules if you are a Non-U.S. holder exempt from withholding tax on interest, as described above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, as described above, interest payments made to you may be reported to the IRS on Form 1042-S.

•	Sale proceeds you receive on a sale of your bonds through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup withholding may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale.

     European Union Tax Reporting and Withholding

Directive 2003/48/EC (the “Directive”) of the Council of the European Union, relating to the taxation of savings income, became effective on July 1, 2005. Under the Directive, if a paying agent for interest on a debt claim is resident in one member state of the European Union and an individual who is the beneficial owner of the interest is a resident of another member state, then the former member state is required to provide information (including the identity of the recipient) to authorities of the latter member state. “Paying agent” is defined broadly for this purpose and generally includes any agent of either the payor or payee. Belgium, Luxembourg and Austria have opted instead to withhold tax on the interest during a transitional period (initially at a rate of 15% but rising in steps to 35% after six years), subject to the ability of the individual to avoid withholding taxes through voluntary disclosure of the investment to the individual’s Member State. In addition, certain non-members of the European Union (Switzerland, Liechtenstein, Andorra, Monaco and San Marino), as well as dependent and associated territories of the United Kingdom and the Netherlands, have adopted equivalent measures effective on the same date, and some (including Switzerland) have exercised the option to apply withholding taxes as described above.

LEGAL OPINIONS

The validity of the bonds offered hereby and certain other matters in connection with an offering of bonds will be passed upon for National Rural by Hogan & Hartson LLP, Columbia Square, 555 Thirteenth Street NW, Washington, D.C. The agents or underwriters, if any, will be represented by Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the restatement discussed in Note 1(w)), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

National Rural Utilities
Cooperative Finance Corporation

Prospectus Supplement

Deutsche Bank Securities
J.P. Morgan
Merrill Lynch & Co.
RBS Greenwich Capital

KeyBanc Capital Markets
Lazard Capital Markets
Mizuho Securities USA Inc.
SunTrust Robinson Humphrey
U.S. Bancorp Investments, Inc.